Exhibit 23.5

Beijing Feng Yu Law Firm (北京锋昱律师事务所)

Room 1405, SciTech Tower, No. 22 Jianwaidajie,

Chaoyang District, Beijing 100022, China

June 28, 2022

To:

SCIENJOY HOLDING CORPORATION (the “Company”)

RM 1118, 11th Floor, Building 3, No. 99 Wangzhou Rd., Liangzhu St.

Yuhang District, Hangzhou, Zhejiang Province, 311113, China

Dear Sir/Madam:

We are lawyers licensed and qualified to practice law in the People’s Republic of China (“PRC”) and have acted as special PRC counsel of the Company to issue two letters of legal opinions (the “Legal Opinions”) for the matters regarding “Approvals from the CSRC and the CAC” dated as of June 13, 2022 and “Effectiveness of VIE Contracts” dated as of June 17, 2022. In connection with the above Legal Opinions, we hereby consent:

1.	to the references to our firm in connection with the registration statement of the Company on Form F-3 (File No. 333-259951), including all amendments or supplements thereto (the “Registration Statement”), initially filed by the Company with the Securities and Exchange Commission (the “SEC”) on October 1, 2021 under the U.S. Securities Act of 1933 (as amended), and

2.	to the filing with the SEC of the above Legal Opinions as exhibits to the Registration Statement.

In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the United States Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ YAN, Xuan
Name: YAN, Xuan
Title: Executive Partner
on behalf of :-
Beijing Feng Yu Law Firm
(北京锋昱律师事务所)